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                                                                      Exhibit 21

                           SUBSIDIARIES OF REGISTRANT

    The registrant owns 100% of the capital stock of the following subsidiaries:

    Connective Strategies, Inc. (A Delaware Corporation)
    GRETACODER Data Systems AG (A Switzerland Corporation)
    SafeNet/Trusted Services Corporation (A Delaware Corporation)
    IRE Secure Solutions, Inc. (A Delaware Corporation)


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